Exhibit 99.1

PRESS RELEASE

COMCAST REPORTS 2nd QUARTER 2018 RESULTS

Consolidated 2nd Quarter 2018 Highlights:

•                 Consolidated Revenue Increased 2.1%; Net Income Attributable to Comcast Increased 27.6%; Adjusted EBITDA Increased 4.8%

•                 Net Cash Provided by Operating Activities was $7.1 Billion; Free Cash Flow was $4.3 Billion

•                 Earnings per Share Increased by 32.7% to $0.69; On an Adjusted Basis, Earnings per Share Increased 25.0% to $0.65

•                 Dividends Paid Totaled $878 Million and Share Repurchases were $1.3 Billion

Cable Communications 2nd Quarter 2018 Highlights:

•                 Cable Communications Revenue Increased 3.4%; Adjusted EBITDA Increased 6.5%

•                 Total Customer Relationships Increased  2.8% Year-Over-Year to 29.8 Million, Including Net Additions of 182,000 in the Quarter

•                 Adjusted EBITDA per Customer Relationship Increased 3.7%

•                 High-Speed Internet Residential Revenue Increased 9.3%; Business Services Revenue Increased 11.1%; Total High-Speed Internet Customers Increased by 260,000

NBCUniversal 2nd Quarter 2018 Highlights:

•                 NBCUniversal Revenue was Flat; Adjusted EBITDA Increased 4.2%

•                 Cable Networks and Broadcast Television Collectively Increased Adjusted EBITDA 9.0%

•                 NBC Remains Ranked #1 Among Adults 18-49

•                 Year-to-Date, Theme Parks Revenue Increased 8.6%; Adjusted EBITDA Increased 12.3%

PHILADELPHIA - July 26, 2018… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended June 30, 2018.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We delivered fantastic results in the second quarter, including robust free cash flow of $4.3 billion. At Cable Communications, we added 182,000 customer relationships, largely driven by our addition of 260,000 broadband customers, which was the highest second quarter result in 10 years. These strong customer metrics were balanced with robust EBITDA growth, fueled by high-speed Internet and business services. NBCUniversal’s performance was highlighted by continued momentum in affiliate revenue at our cable networks business, and Telemundo presented its first ever FIFA World CupTM which set multiple records for the network. Additionally, we are excited about the new attractions that we opened at each of our theme parks during the quarter, and pleased with the theatrical performance of Jurassic World: Fallen Kingdom. Overall, our successful results in the first half of 2018 underscore the strength we see across Comcast NBCUniversal.”

Consolidated Financial Results

		2nd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
Revenue	$21,286	$21,735	2.1%	$41,873	$44,526	6.3%
Net Income Attributable to Comcast	$2,521	$3,216	27.6%	$5,094	$6,334	24.3%
Adjusted EBITDA[1]	$7,075	$7,417	4.8%	$14,085	$14,661	4.1%
Earnings per Share[2]	$0.52	$0.69	32.7%	$1.06	$1.36	28.3%
Excluding Adjustments (see Table 4)	$0.52	$0.65	25.0%	$1.05	$1.26	20.0%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com.

Consolidated Revenue for the second quarter of 2018 increased 2.1% to $21.7 billion. Consolidated Net Income Attributable to Comcast increased 27.6% to $3.2 billion. Consolidated Adjusted EBITDA increased 4.8% to $7.4 billion.

For the six months ended June 30, 2018, consolidated revenue increased 6.3% to $44.5 billion compared to 2017. Consolidated net income attributable to Comcast increased 24.3% to $6.3 billion. Consolidated Adjusted EBITDA increased 4.1% to $14.7 billion.

Earnings per Share (EPS) for the second quarter of 2018 was $0.69, an increase of 32.7% compared to the second quarter of 2017. On an adjusted basis, EPS increased 25.0% to $0.65 (see Table 4).

For the six months ended June 30, 2018, EPS was $1.36, a 28.3% increase compared to the prior year. On an adjusted basis, EPS increased 20.0% to $1.26 (see Table 4).

Capital Expenditures decreased 3.3% to $2.3 billion in the second quarter of 2018. Cable Communications’ capital expenditures decreased 9.7% to $1.8 billion in the second quarter of 2018, reflecting lower spending on customer premise equipment and support capital, partially offset by increased investments in scalable infrastructure and line extensions. Cable capital expenditures represented 12.9% of Cable revenue in the second quarter of 2018 compared to 14.8% in last year’s second quarter. NBCUniversal’s capital expenditures of $461 million increased 36.3%, reflecting continued investment at Theme Parks.

For the six months ended June 30, 2018, capital expenditures decreased 4.1% to $4.2 billion compared to 2017. Cable Communications’ capital expenditures decreased 7.6% to $3.5 billion and represented 12.7% of Cable revenue compared to 14.2% in 2017. NBCUniversal’s capital expenditures increased 17.1% to $730 million in 2018.

Net Cash Provided by Operating Activities was $7.1 billion in the second quarter of 2018. Free Cash Flow4 was $4.3 billion (see Table 5).

For the six months ended June 30, 2018, net cash provided by operating activities was $12.5 billion. Free cash flow was $7.4 billion (see Table 5).

Dividends and Share Repurchases. During the second quarter of 2018, Comcast paid dividends totaling $878 million and repurchased 38.3 million of its common shares for $1.3 billion.  In the first six months of 2018, Comcast repurchased 76.9 million of its common shares for $2.8 billion. As of June 30, 2018, Comcast had $4.25 billion available under its share repurchase authorization. Comcast expects to repurchase at least $5.0 billion of its Class A common stock during 2018, subject to market conditions.

Cable Communications

	2nd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
Cable Communications Revenue
Video	$5,740	$5,628	(1.9%)	$11,446	$11,287	(1.4%)
High-Speed Internet	3,898	4,262	9.3%	7,740	8,419	8.8%
Voice	1,034	994	(3.9%)	2,068	2,000	(3.3%)
Business Services	1,585	1,761	11.1%	3,128	3,487	11.5%
Advertising	626	666	6.4%	1,180	1,248	5.7%
Other	374	399	6.9%	745	787	5.7%
Cable Communications Revenue	$13,257	$13,710	3.4%	$26,307	$27,228	3.5%

Cable Communications Adjusted EBITDA	$5,293	$5,638	6.5%	$10,467	$11,053	5.6%
Adjusted EBITDA Margin	39.9%	41.1%		39.8%	40.6%

Cable Communications Capital Expenditures	$1,956	$1,766	(9.7%)	$3,737	$3,454	(7.6%)
Percent of Cable Communications Revenue	14.8%	12.9%		14.2%	12.7%

Revenue for Cable Communications increased 3.4% to $13.7 billion in the second quarter of 2018, driven primarily by increases in high-speed Internet, business services and advertising revenue. High-speed Internet revenue increased 9.3%, driven by an increase in the number of residential high-speed Internet customers and rate adjustments. Business services revenue increased 11.1%, primarily driven by increases in the number of customers receiving our small and medium-sized business services offerings. Advertising revenue increased 6.4%, primarily reflecting an increase in political advertising revenue. Excluding political advertising revenue, advertising revenue increased 1.3%. Other revenue increased 6.9%, driven by an increase in revenue from Xfinity Home and our X1 licensing agreements. Video revenue decreased 1.9%, primarily reflecting a decrease in the number of residential video customers. Voice revenue decreased 3.9%, primarily due to a decrease in the number of residential voice customers.

For the six months ended June 30, 2018, Cable revenue increased 3.5% to $27.2 billion compared to 2017, driven by growth in high-speed Internet and business services revenue.

Total Customer Relationships increased by 182,000 to 29.8 million in the second quarter of 2018. Residential customer relationships increased by 147,000 and business customer relationships increased by 36,000. At the end of the second quarter, 68.7% of our residential customers received at least two Xfinity products. Total high-speed Internet customer net additions were 260,000, total video customer net losses were 140,000, total voice customer net losses were 16,000 and total security and automation customer net additions were 60,000.

	Customers		Net Additions
(in thousands)	2Q17	2Q18	2Q17	2Q18
Customer Relationships
Residential Customer Relationships	26,874	27,559	77	147
Business Services Customer Relationships	2,115	2,244	37	36
Total Customer Relationships	28,989	29,802	114	182

Residential Customer Relationships Mix
Single Product Residential Customers	7,931	8,628	70	206
Double Product Residential Customers	8,945	9,054	8	(63)
Triple and Quad Product Residential Customers	9,998	9,877	—	4

Residential Video Customers	21,475	21,074	(45)	(136)
Business Services Video Customers	1,040	1,047	11	(4)
Total Video Customers	22,516	22,121	(34)	(140)
Residential High-Speed Internet Customers	23,364	24,440	140	226
Business Services High-Speed Internet Customers	1,942	2,069	35	34
Total High-Speed Internet Customers	25,306	26,509	175	260
Residential Voice Customers	10,470	10,213	(50)	(32)
Business Services Voice Customers	1,189	1,269	27	17
Total Voice Customers	11,659	11,482	(22)	(16)
Total Security and Automation Customers	1,028	1,236	71	60

Adjusted EBITDA for Cable Communications increased 6.5% to $5.6 billion in the second quarter of 2018, reflecting higher revenue, partially offset by a 1.4% increase in operating expenses. The higher expenses were due to a 3.3% increase in video programming costs, primarily reflecting higher retransmission consent fees and sports programming costs. Non-programming expenses were consistent with the prior year’s quarter, reflecting higher technical and product support expenses, offset by decreases in other operating costs, franchise and regulatory fees, customer service expenses, and advertising, marketing and promotional expenses. This quarter’s Adjusted EBITDA per customer relationship increased 3.7%, and Adjusted EBITDA margin was 41.1% compared to 39.9% in the second quarter of 2017.

For the six months ended June 30, 2018, Cable Adjusted EBITDA increased 5.6% to $11.1 billion compared to 2017, driven by higher revenue, partially offset by a 2.1% increase in operating expenses. The higher expenses were due to a 3.2% increase in video programming costs. Non-programming expenses increased 1.4%.  For the six months ended June 30, 2018, Adjusted EBITDA margin was 40.6% compared to 39.8% in 2017.

NBCUniversal

		2nd Quarter			Year to Date
($ in millions)	2017 [3]	2018	Growth	2017 [3]	2018	Growth
NBCUniversal Revenue
Cable Networks	$2,696	$2,916	8.2%	$5,336	$6,110	14.5%
Excluding Olympics (see Table 6)				5,336	5,732	7.4%
Broadcast Television	2,241	2,391	6.7%	4,449	5,888	32.3%
Excluding Olympics and Super Bowl (see Table 6)				4,449	4,695	5.5%
Filmed Entertainment	2,142	1,710	(20.2%)	4,109	3,357	(18.3%)
Theme Parks	1,314	1,361	3.6%	2,432	2,642	8.6%
Headquarters, other and eliminations	(75)	(65)	NM	(155)	(154)	NM
NBCUniversal Revenue	$8,318	$8,313	(0.1%)	$16,171	$17,843	10.3%

NBCUniversal Adjusted EBITDA
Cable Networks	$1,055	$1,186	12.5%	$2,170	$2,454	13.1%
Broadcast Television	416	417	0.2%	738	924	25.2%
Filmed Entertainment	287	138	(52.1%)	658	341	(48.2%)
Theme Parks	551	569	3.4%	948	1,064	12.3%
Headquarters, other and eliminations	(235)	(150)	NM	(421)	(338)	NM
NBCUniversal Adjusted EBITDA	$2,074	$2,160	4.2%	$4,093	$4,445	8.6%
NM=comparison not meaningful.

Revenue for NBCUniversal remained flat at $8.3 billion in the second quarter of 2018. Adjusted EBITDA increased 4.2% to $2.2 billion, reflecting increases at Cable Networks and Theme Parks, partially offset by a decline at Filmed Entertainment.

For the six months ended June 30, 2018, NBCUniversal revenue increased 10.3% to $17.8 billion compared to 2017. Adjusted EBITDA increased 8.6% to $4.4 billion, reflecting increases at Cable Networks, Broadcast Television and Theme Parks, partially offset by a decline at Filmed Entertainment.

Cable Networks

Cable Networks revenue increased 8.2% to $2.9 billion in the second quarter of 2018, reflecting higher distribution, content licensing and other, and advertising revenue. Distribution revenue increased 8.7%, primarily due to contractual rate increases and the timing of contract renewals, partially offset by a moderating decline in subscribers at our cable networks. Content licensing and other revenue increased 22.5%, due to the timing of content provided under licensing agreements. Advertising revenue increased 3.6%, reflecting higher rates, partially offset by audience ratings declines. Adjusted EBITDA increased 12.5% to $1.2 billion in the second quarter of 2018, reflecting higher revenue, partially offset by higher operating costs.

For the six months ended June 30, 2018, revenue from the Cable Networks segment increased 14.5% to $6.1 billion compared to 2017, reflecting higher distribution, advertising, and content licensing and other revenue. Excluding $378 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018, Cable Networks revenue increased 7.4% (see Table 6). Adjusted EBITDA increased 13.1% to $2.5 billion compared to 2017, reflecting higher revenue, partially offset by higher programming and production costs due to the broadcast of the 2018 PyeongChang Olympics.

Broadcast Television

Broadcast Television revenue increased 6.7% to $2.4 billion in the second quarter of 2018, reflecting increased advertising and distribution and other revenue, partially offset by lower content licensing revenue. Advertising revenue increased 9.2%, primarily driven by higher rates and revenue associated with Telemundo’s broadcast of the 2018 FIFA World Cup RussiaTM, partially offset by audience ratings declines. Distribution and other revenue increased 16.8%, due to higher retransmission consent fees. Content licensing revenue decreased 8.1%, reflecting the timing of content provided under licensing agreements. Adjusted EBITDA was flat at $417 million in the second quarter of 2018, reflecting higher revenue, offset by increased programming and production costs associated with Telemundo’s broadcast of the 2018 FIFA World Cup RussiaTM.

For the six months ended June 30, 2018, revenue from the Broadcast Television segment increased 32.3% to $5.9 billion compared to 2017, reflecting an increase in advertising and distribution and other revenue, partially offset by lower content licensing revenue. Excluding $770 million of revenue generated by the broadcast of the 2018 PyeongChang Olympics in the first quarter of 2018 and $423 million of revenue generated by the broadcast of Super Bowl LII in the first quarter of 2018, Broadcast Television revenue increased 5.5% (see Table 6). Adjusted EBITDA increased 25.2% to $924 million compared to 2017, reflecting an increase in revenue, partially offset by an increase in programming and production costs, primarily due to increased sports programming costs associated with the broadcasts of the 2018 PyeongChang Olympics and Super Bowl LII.

Filmed Entertainment

Filmed Entertainment revenue decreased 20.2% to $1.7 billion in the second quarter of 2018, reflecting lower theatrical, home entertainment, and content licensing revenue. Theatrical revenue decreased 35.5%, primarily due to the strength of releases in last year’s second quarter, including Fate of the Furious, and timing of this quarter’s releases, including Jurassic World: Fallen Kingdom. Home Entertainment revenue decreased 32.8%, reflecting the success of several releases in the prior year period, including Fifty Shades Darker, Sing, Split and Get Out, partially offset by Fifty Shades Freed in this year’s second quarter. Content licensing revenue decreased 5.3%, driven by the timing of when content was made available under licensing agreements. Adjusted EBITDA decreased by 52.1% to $138 million in the second quarter of 2018, reflecting lower revenue, partially offset by lower programming and production costs.

For the six months ended June 30, 2018, revenue from the Filmed Entertainment segment decreased 18.3% to $3.4 billion compared to 2017, reflecting lower theatrical, home entertainment, content licensing and other revenue. Adjusted EBITDA decreased 48.2% to $341 million compared to 2017, reflecting lower revenue, partially offset by decreased programming and production costs.

Theme Parks

Theme Parks revenue increased 3.6% to $1.4 billion in the second quarter of 2018 reflecting higher per capita spending driven by the successful openings of several new attractions including Fast & Furious - SuperchargedTM in Orlando, partially offset by the timing of spring holidays as compared to 2017. Adjusted EBITDA increased 3.4% to $569 million in the second quarter of 2018, reflecting higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

For the six months ended June 30, 2018, revenue from the Theme Parks segment increased 8.6% to $2.6 billion compared to 2017, reflecting higher per capita spending. Adjusted EBITDA increased 12.3% to $1.1 billion compared to 2017, due to higher revenue, partially offset by an increase in operating expenses, including costs to support new attractions.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations among the NBCUniversal businesses. For the quarter ended June 30, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $150 million, compared to a loss of $235 million in the second quarter of 2017.

For the six months ended June 30, 2018, NBCUniversal Headquarters, Other and Eliminations Adjusted EBITDA loss was $338 million compared to a loss of $421 million in 2017.

Corporate, Other and Eliminations

Corporate, Other and Eliminations primarily relate to corporate operations, our new wireless initiative, Xfinity Mobile, and Comcast Spectacor, as well as eliminations among Comcast’s businesses. For the quarter ended June 30, 2018, the Corporate, Other and Eliminations Adjusted EBITDA loss was $381 million, compared to a loss of $292 million in the second quarter of 2017. This quarter’s results include a loss of $185 million from Xfinity Mobile, which reported net line additions of 204,000 in the quarter, ending the quarter with 781,000 total lines.

For the six months ended June 30, 2018, the Corporate, Other and Eliminations Adjusted EBITDA loss was $837 million, reflecting increased costs associated with scaling Xfinity Mobile and eliminations associated with the 2018 PyeongChang Olympics, compared to a loss of $475 million in 2017.

Notes:

1       We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock, income tax benefit (expense), investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance.

2       All earnings per share amounts are presented on a diluted basis.

3       Effective January 1, 2018, we adopted the new accounting standard related to revenue recognition. In connection with the adoption, we implemented changes in classification for our Cable Communications segment’s Video, High-Speed Internet, Voice, Business Services and Other revenues and costs and expenses. In addition, the new guidance impacted the timing of recognition for Cable Communications installation revenue and commissions expense, and Cable Networks, Broadcast Television and Filmed Entertainment content licensing renewals and extensions. These changes affected Operating Income and Adjusted EBITDA for Comcast Consolidated and the Cable Communications, Cable Networks, Broadcast Television and Filmed Entertainment segments. The adoption did not impact Consolidated Free Cash Flow; however, Cash Paid for Capitalized Software and Other Intangible Assets, and Changes in Operating Assets and Liabilities were affected. We adopted the guidance using the full retrospective method and all periods presented have been adjusted. To be consistent with our current management reporting presentation, certain 2017 operating results were reclassified within the Cable Communications segment.

4       Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change. See Table 5 for reconciliation of non-GAAP financial measures.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call and Other Information

Comcast Corporation will host a conference call with the financial community today, July 26, 2018 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 7673099.  A replay of the call will be available starting at 12:00 p.m. ET on July 26, 2018, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Thursday, August 2, 2018 at midnight ET, please dial (855) 859-2056 and enter the conference ID number 7673099.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate blog, www.corporate.comcast.com/comcast-voices. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Jason Armstrong	(215) 286-7972	D’Arcy Rudnay	(215) 286-8582
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements.  Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP).  Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal.  Comcast Cable is one of the nation’s largest video, high-speed Internet, and phone providers to residential customers under the XFINITY brand, and also provides these services to businesses.  It also provides wireless and security and automation services to residential customers under the XFINITY brand.  NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended		Six Months Ended
(in millions, except per share data)	June 30,		June 30,
	2017	2018	2017	2018
Revenue	$21,286	$21,735	$41,873	$44,526

Programming and production	6,330	6,300	12,391	13,729
Other operating and administrative	6,168	6,365	12,107	12,879
Advertising, marketing and promotion	1,713	1,653	3,290	3,257
	14,211	14,318	27,788	29,865

Adjusted EBITDA(1)	7,075	7,417	14,085	14,661

Depreciation expense	1,970	2,021	3,885	4,032
Amortization expense	537	582	1,090	1,170
Other operating gains	—	(200)	—	(200)
	2,507	2,403	4,975	5,002

Operating income	4,568	5,014	9,110	9,659

Interest expense	(758)	(806)	(1,513)	(1,583)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	15	69	51	20
Realized and unrealized gains (losses) on equity securities, net	(2)	(40)	(7)	(12)
Other income (loss), net	86	48	185	195
	99	77	229	203

Income before income taxes	3,909	4,285	7,826	8,279

Income tax benefit (expense)	(1,367)	(1,077)	(2,629)	(1,895)

Net income	2,542	3,208	5,197	6,384

Less: Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	21	(8)	103	50

Net income attributable to Comcast Corporation	$2,521	$3,216	$5,094	$6,334

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.52	$0.69	$1.06	$1.36

Dividends declared per common share	$0.1575	$0.19	$0.315	$0.38

Diluted weighted-average number of common shares	4,809	4,643	4,820	4,674

(1) See Table 4 for a reconciliation of non-GAAP financial measures.

TABLE 2 Consolidated Statement of Cash Flows (Unaudited)

	Six Months Ended
(in millions)	June 30,
	2017	2018

OPERATING ACTIVITIES
Net income	$5,197	$6,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other operating gains	4,975	5,002
Share-based compensation	391	410
Noncash interest expense (income), net	122	171
Net (gain) loss on investment activity and other	(113)	(68)
Deferred income taxes	477	814
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	77	(60)
Film and television costs, net	277	68
Accounts payable and accrued expenses related to trade creditors	(147)	(119)
Other operating assets and liabilities	(507)	(65)

Net cash provided by operating activities	10,749	12,537

INVESTING ACTIVITIES
Capital expenditures	(4,405)	(4,223)
Cash paid for intangible assets	(771)	(930)
Acquisitions and construction of real estate properties	(250)	(104)
Construction of Universal Beijing Resort	(29)	(116)
Acquisitions, net of cash acquired	(398)	(88)
Proceeds from sales of investments	57	113
Purchases of investments	(1,825)	(538)
Other	214	580

Net cash provided by (used in) investing activities	(7,407)	(5,306)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	(1,695)	23
Proceeds from borrowings	8,963	4,279
Repurchases and repayments of debt	(4,967)	(4,347)
Repurchases of common stock under repurchase program and employee plans	(2,476)	(2,998)
Dividends paid	(1,404)	(1,616)
Purchase of Universal Studios Japan noncontrolling interests	(2,299)	—
Distributions to noncontrolling interests and dividends for redeemable subsidiary preferred stock	(137)	(140)
Other	80	(161)

Net cash provided by (used in) financing activities	(3,935)	(4,960)

Increase (decrease) in cash, cash equivalents and restricted cash	(593)	2,271

Cash, cash equivalents and restricted cash, beginning of period	3,415	3,571

Cash, cash equivalents and restricted cash, end of period	$2,822	$5,842

TABLE 3 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31,	June 30,

	2017	2018
ASSETS

Current Assets
Cash and cash equivalents	$3,428	$5,726
Receivables, net	8,834	8,847
Programming rights	1,613	1,219
Other current assets	2,468	2,423
Total current assets	16,343	18,215

Film and television costs	7,087	7,411

Investments	6,931	7,438

Property and equipment, net	38,470	39,355

Franchise rights	59,364	59,365

Goodwill	36,780	36,872

Other intangible assets, net	18,133	18,848

Other noncurrent assets, net	4,354	3,744

	$187,462	$191,248

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$6,908	$6,940
Accrued participations and residuals	1,644	1,731
Deferred revenue	1,687	1,746
Accrued expenses and other current liabilities	6,620	5,956
Current portion of long-term debt	5,134	2,634
Total current liabilities	21,993	19,007

Long-term debt, less current portion	59,422	61,946

Deferred income taxes	24,259	25,140

Other noncurrent liabilities	10,972	12,069

Redeemable noncontrolling interests and redeemable subsidiary preferred stock	1,357	1,343

Equity
Comcast Corporation shareholders’ equity	68,616	70,694
Noncontrolling interests	843	1,049
Total equity	69,459	71,743

	$187,462	$191,248

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2018	2017	2018
Net income attributable to Comcast Corporation	$2,521	$3,216	$5,094	$6,334
Net income (loss) attributable to noncontrolling interests and redeemable subsidiary preferred stock	21	(8)	103	50
Income tax (benefit) expense	1,367	1,077	2,629	1,895
Interest expense	758	806	1,513	1,583
Investment and other (income) loss, net (1)	(99)	(77)	(229)	(203)
Depreciation and amortization expense and other operating gains	2,507	2,403	4,975	5,002
Adjusted EBITDA	$7,075	$7,417	$14,085	$14,661

Reconciliation of EPS Excluding Adjustments (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017		2018		2017		2018
(in millions, except per share data)
	$	EPS	$	EPS	$	EPS	$	EPS

Net income attributable to Comcast Corporation	$2,521	$0.52	$3,216	$0.69	$5,094	$1.06	$6,334	$1.36
Growth %			27.6%	32.7%			24.3%	28.3%

Fair value investments (2)	(25)	—	(82)	(0.02)	(56)	(0.01)	(129)	(0.03)
Income tax adjustments (3)	—	—	—	—	—	—	(128)	(0.03)
Gains on the sales of businesses and investments (4)	—	—	(148)	(0.03)	—	—	(196)	(0.04)
Costs related to Sky and Twenty-First Century Fox offers (5)	—	—	23	0.01	—	—	23	—

Net income attributable to Comcast Corporation (excluding adjustments)	$2,496	$0.52	$3,009	$0.65	$5,038	$1.05	$5,904	$1.26
Growth %			20.5%	25.0%			17.2%	20.0%

(1)    Investment and other (income) loss, net, includes equity in net (income) losses of investees, net, realized and unrealized (gains) losses on equity securities, net, and other (income) loss, net.

(2)    Fair value investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses, net, for our investment in Atairos.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2018	2017	2018
Realized and unrealized (gains) losses on equity securities, net	$2	$40	$7	$12
Equity in net (income) losses, net for investment in Atairos	(42)	(151)	(99)	(186)
Fair value investments before income taxes	(40)	(111)	(92)	(174)
Fair value investments, net of tax	($25)	($82)	($56)	($129)

(3)    2018 year to date net income attributable to Comcast Corporation includes a $128 million net income tax benefit recorded in the 1st quarter 2018 as a result of federal tax legislation enacted in 2018.

(4)    2nd quarter and year to date 2018 net income attributable to Comcast Corporation includes $200 million of other operating gains, $148 million net of tax, resulting from the sale of a controlling interest in our arena management-related businesses. 2018 year to date net income attributable to Comcast Corporation also includes $64 million of other income, $48 million net of tax, resulting from a gain on the sale of our investment in The Weather Channel.

(5)    2nd quarter 2018 net income attributable to Comcast Corporation includes $20 million of operating costs and expenses and $11 million of interest expense ($31 million in total, $23 million net of tax) related to the Sky and Twenty-First Century Fox offers.

Note: Minor differences may exist due to rounding.

TABLE 5

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow[1] (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2018	2017	2018
Net cash provided by operating activities	$5,124	$7,063	$10,749	$12,537
Capital expenditures	(2,327)	(2,250)	(4,405)	(4,223)
Cash paid for capitalized software and other intangible assets	(386)	(511)	(771)	(930)
Total free cash flow	$2,411	$4,302	$5,573	$7,384

Alternate Presentation of Free Cash Flow1 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2017	2018	2017	2018
Adjusted EBITDA	$7,075	$7,417	$14,085	$14,661
Capital expenditures	(2,327)	(2,250)	(4,405)	(4,223)
Cash paid for capitalized software and other intangible assets	(386)	(511)	(771)	(930)
Cash interest expense	(477)	(500)	(1,372)	(1,354)
Cash taxes	(2,077)	(461)	(2,209)	(623)
Changes in operating assets and liabilities	327	313	(262)	(692)
Noncash share-based compensation	218	211	391	410
Other	58	83	116	135
Total free cash flow	$2,411	$4,302	$5,573	$7,384

(1)       Beginning in the first quarter 2018, we have implemented changes that simplify our definition of Free Cash Flow to the following: Net Cash Provided by Operating Activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments for acquisitions and construction of real estate properties and the construction of Universal Beijing Resort are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures for Free Cash Flow. Following this change, our new definition of Free Cash Flow no longer adjusts for, among other things, the effects of economic stimulus packages, distributions to noncontrolling interests and dividends for redeemable preferred stock and certain nonoperating items. The prior period amounts have been adjusted to reflect this change.

Note: Minor differences may exist due to rounding.

TABLE 6 Reconciliation of Cable Networks Revenue Excluding 2018 Olympics (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2017	2018	Growth%	2017	2018	Growth%
Revenue	$2,696	$2,916	8.2%	$5,336	$6,110	14.5%
2018 Olympics	—	—		—	(378)
Revenue excluding 2018 Olympics	$2,696	$2,916	8.2%	$5,336	$5,732	7.4%

Reconciliation of Broadcast Television Revenue Excluding 2018 Olympics and 2018 Super Bowl (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions)	2017	2018	Growth%	2017	2018	Growth%
Revenue	$2,241	$2,391	6.7%	$4,449	$5,888	32.3%
2018 Olympics	—	—		—	(770)
2018 Super Bowl	—	—		—	(423)
Revenue excluding 2018 Olympics and 2018 Super Bowl	$2,241	$2,391	6.7%	$4,449	$4,695	5.5%

Note: Minor differences may exist due to rounding.